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                                                                 EXHIBIT 99.l(2)

                               PURCHASE AGREEMENT

          Credit Suisse Short Duration Bond Fund (the "Fund"), a business trust organized under the laws of the State of Delaware, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

          1. The Fund offers CSAM and CSAM hereby purchases 10,000 shares of beneficial interest of the Fund, which shall consist of 10,000 Class A Shares (the "Shares"), at a price of $10.00 per Share (the "Initial Shares"), the Fund agreeing to waive the initial sales charge and any contingent deferred sales charge on such purchase. CSAM hereby acknowledges receipt of certificates representing the Initial Shares and the Fund hereby acknowledges receipt from CSAM of $100,000.00 in full payment for the Initial Shares.

          2. CSAM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

          3. CSAM agrees that if any holder of the Initial Shares redeems such Shares in the Fund before one year after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by CSAM other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Fund.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 15th day of May, 2002.

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                                          CREDIT SUISSE SHORT DURATION BOND FUND

                                          By: /s/ Hal Liebes
                                              ----------------------------------
                                                  Name: Hal Liebes
                                                  Title: Vice President

ATTEST:

/s/ Kimiko Fields
--------------------------

                                          CREDIT SUISSE ASSET MANAGEMENT, LLC

                                          By: /s/ Hal Liebes
                                              ----------------------------------
                                                  Name: Hal Liebes
                                                  Title: Managing Director and
                                                  General Counsel

ATTEST:

/s/ Kimiko Fields

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